Exhibit 99.1


               THE DII GROUP, INC. ANNOUNCES STOCK REPURCHASE PLAN



NIWOT, CO, December 5, 1997 -- The DII Group, Inc. (Nasdaq: DIIG) today announced that its Board of Directors has authorized the repurchase of up to 1,000,000 shares of Common Stock. The purchases will be made from time to time in open market transactions or through privately negotiated transactions at prices that meet the Company's pre-determined financial objectives. The Company anticipates that such purchases could occur over an extended period of time.

There are presently approximately 25.4 million outstanding shares of The DII Group Common Stock and approximately 31.3 million weighted average outstanding shares and equivalents of The DII Group Common Stock.

                                    * * * * *

The  DII  Group,  Inc.  is  a  leading   value-added   electronics   design  and
manufacturing service provider which operates through a global network of companies in the United States, Mexico, Ireland, England, Singapore and Malaysia. The Company serves the electronics manufacturing industry through its eight strategic business channels: Design Solutions, Orbit Semiconductor, Multilayer Technology ("Multek"), Dovatron International, IRI International, Process Control Technologies, Cencorp and TTI Testron.

Fax on Demand can be reached by phoning (201) 333-3662 and the Internet (Web) Site can be reached by accessing www.diigroup.com to view recent press releases, Company information and financial data relating to The DII Group.